PLAN AND AGREEMENT OF MERGER


     This Plan and Agreement of Merger (the "Plan") is entered into effective the 16th day of February, 1995, by and among Petroport, L.C., a Texas limited liability company ("Petroport"), Blue Dolphin Acquisition Company, a Delaware corporation ("BDAC"), Blue Dolphin Energy Company, a Delaware corporation ("Blue Dolphin"), and IPB Holdings, L.C., a Texas limited liability company (the "Petroport Owner").

                          W I T N E S S E T H:

     WHEREAS, Petroport is engaged in the development of an offshore oil terminal and storage facility utilizing one or more subsurface salt domes located beneath the Gulf of Mexico off the coast of the state of Texas, U.S.A.;

     WHEREAS, pursuant to that certain Assignment Agreement (the "Assignment") between Petroport and PB-KBB, Inc., a Texas corporation ("PB-KBB"), PB-KBB has assigned to Petroport all of its right, title and interest throughout the world to the invention (the "Patented Invention") described and claimed in United States Patent 5,129,759 (the "Patent") and the non-U.S. patents listed on Exhibit "A" (the "Foreign Patents");

     WHEREAS, Blue Dolphin is the sole stockholder of BDAC;

     WHEREAS, on or before the Effective Time of the Merger, as hereinafter defined, the Petroport Owner has become the sole member of Petroport; and

     WHEREAS, it would benefit BDAC, Petroport (collectively referred to herein sometimes as the "Constituent Entities"), Blue Dolphin and the Petroport Owner for Petroport to be merged into BDAC pursuant to Part Ten of the Texas Limited Liability Company Act (the "Texas Act") and Section 264 of the General Corporation Law of the state of Delaware (the "Delaware Law").

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for the purpose of prescribing the terms and conditions of the Merger (as hereinafter defined), and the mode of carrying the same into effect, the parties hereto adopt and agree to the following agreements, terms, and conditions:

                               ARTICLE I
                               THE MERGER

     Section 1.01. The Merger. In accordance with the provisions of the Texas Act and the Delaware Law, at the Effective Time of the Merger (as defined in Section 1.03), Petroport and BDAC shall be merged into a single corporation, BDAC, which shall continue as a corporation organized under the laws of the state of Delaware (the merger effected pursuant to this Section 1.01 is referred to herein as the "Merger").

     Section 1.02. Effect of Merger. Except as herein specifically set forth, (i) the corporate existence and identity of BDAC, with all of its purposes, powers, objects, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and (ii) the existence and identity of Petroport, with all of its purposes, powers, objects, franchises, privileges, rights and immunities, at the Effective Time of the Merger, shall be merged with and into that of BDAC and BDAC shall be fully vested therewith, and the separate existence and identity of Petroport shall thereafter cease except to the extent continued by statute.

     Section 1.03. Effective Time of the Merger. The Merger shall become effective on the date upon which all of the following actions shall have been completed:

          (i) The approval and adoption of this Plan by (a) the sole stockholder of BDAC, (b) the sole member of Petroport,
     (c) the Board of Directors of BDAC, and (d) the managers of Petroport;

          (ii) A Certificate of Merger shall have been filed with the Secretary of State of Delaware pursuant to Sections 264 and 103 of the Delaware Law and the Secretary of State of Delaware shall have issued a Certificate of Merger pursuant thereto; and

          (iii) Articles of Merger shall have been filed with the Secretary of State of Texas pursuant to Article 10.03 of the Texas Act and the Secretary of State of Texas shall have issued a Certificate of Merger pursuant thereto.

     The date when the Merger shall become effective pursuant to this Section 1.03 is herein called the "Effective Time of the Merger."

     Section 1.04.  Certificate of Incorporation.  The
Certificate of Incorporation of BDAC as in effect at the Effective Time of the Merger shall continue as the Certificate of Incorporation of BDAC subsequent to the Merger, until altered, amended or repealed in the manner provided by law.

     Section 1.05. Bylaws. The Bylaws of BDAC as in effect at the Effective Time of the Merger shall continue to be the Bylaws of BDAC subsequent to the Merger until altered, amended or repealed as provided therein.

     Section 1.06. Directors and Officers. The directors of BDAC in office at the Effective Time of the Merger shall be the directors of BDAC subsequent to the Merger, to hold office subject to the terms of the Delaware Law and the Certificate of Incorporation and Bylaws of BDAC. The officers of BDAC in office at the Effective Time of the Merger shall be the officers of BDAC subsequent to the Merger, to hold office subject to the terms of the Delaware Law and the Bylaws of BDAC.

     Section 1.07. Rights and Liabilities. At the Effective Time of the Merger, all of the rights, privileges, powers and franchises, and all of the tangible or intangible intellectual property, know-how, and other properties, real, personal and mixed, belonging to either of the Constituent Entities, shall be taken and deemed to be transferred to, and shall be vested in, BDAC without further act or deed, including specifically the rights of Petroport with respect to: (i) the Assignment, and (ii) the Patented Invention; and all properties, rights, privileges, powers and franchises of the Constituent Entities and all and every other interest of the Constituent Entities shall be thereafter as effectively the property of BDAC as they were of the Constituent Entities.

     Section 1.08. Further Assurances. From time to time after the Effective Time of the Merger, as and when requested by BDAC, or by its successors or assigns, Petroport and the Petroport Owner shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and shall take or cause to be taken all such further actions as BDAC, or its successors or assigns, may reasonably deem necessary or desirable in order to vest in and confirm to BDAC, and its successors and assigns, title to and possession of all of the properties, rights, privileges, powers and franchises referred to in Section
1.07 and otherwise to carry out the intents and purposes of this Plan. Specifically, the Petroport Owner shall cause the Data (as defined in Article VII) and the Reports (as defined in Section 4.04) to be transferred to the possession of the officers of BDAC at the Effective Time of the Merger. In no event shall the Petroport Owner be required to incur any expenses in complying with this Section 1.08 other than expenses incurred in connection with the delivery of the Data and Reports.

                                ARTICLE II
                           MERGER CONSIDERATION

     Section 2.01. To the Petroport Owner. The limited liability company interest of the Petroport Owner in Petroport shall, by virtue of the Merger and without any action on the part of the Petroport Owner or Petroport, be cancelled and converted at the Effective Time of the Merger into the following rights (the "Merger Consideration"):

     (i) The right to receive from BDAC $150,000 in cash payable at the Effective Time of the Merger (the "Initial
     Payment");

     (ii) The right to receive from BDAC $350,000 in cash payable on the date (the "Phase II Funding Date") of the receipt by BDAC of the Phase II Funding (as defined in Section 6.02), subject, however, to the right of the Board of Directors of BDAC to make a Termination Determination pursuant to Section 6.02;

     (iii) The right to enter into with BDAC and Blue Dolphin a participation agreement which is substantially identical in form and content to Exhibit 2.01(iii) (the "Participation Agreement") pursuant to which the Petroport Owner will be granted the right to participate in certain transactions;

     (iv) Effective upon the payment to Blue Dolphin of $9,000, the right to receive from Blue Dolphin the issuance of 9,000,000 shares (the "Shares") of the common stock of Blue Dolphin, $0.01 par value (the "Blue Dolphin Common Stock"), within 45 days of the Throughput Date (as defined in Section 3.08), subject, however, to: (a) the obligation of the Petroport Owner to deliver an executed Investment Letter to Blue Dolphin pursuant to Section 6.05, (b) the right of the Board of Directors of BDAC to make a Termination Determination pursuant to Section 6.02, and (c) adjustments from time to time in the number of Shares which are issuable hereunder as provided in Section 2.04. Such Shares, when and if issued, shall be fully paid and nonassessable;

     (v) The right to enter into with Blue Dolphin a registration rights agreement which is substantially identical in form and content to Exhibit 2.01(v) (the
     "Registration Rights Agreement") pursuant to which the Petroport Owner will be granted certain rights to cause the registration of the Shares; and

     (vi) The right to receive Revenue Payments as provided pursuant to Article III.

     Section 2.02. To Blue Dolphin. Each share of the stock of BDAC issued and outstanding immediately prior to the Effective Time of the Merger shall continue to be issued and outstanding subsequent to the Merger, until redeemed or otherwise cancelled as permitted by law.

     Section 2.03. The Closing. The parties hereto agree to use their best efforts to cause the Effective Time of the Merger to occur on or before March 9, 1995. At the Effective Time of the Merger, (i) the Initial Payment shall be paid by BDAC to the Petroport Owner, and (ii) the Participation Agreement, the Registration Rights Agreement, the Noncompetition and Confidentiality Agreement, and the Indemnification Agreement (the two immediately preceding capitalized terms being defined in
Section 6.01) shall be executed by the parties thereto. BDAC and Blue Dolphin acknowledge that as of the date of their execution of this Plan, they have been advised that PB-KBB has not delivered to Petroport the executed Assignment, and the members and managers of Petroport and the Petroport Owner have not yet reviewed or authorized the transactions contemplated herein. Petroport agrees to use its best efforts to (a) cause PB-KBB to execute and deliver the Assignment on or before March 9, 1995, and (b) cause Petroport's and the Petroport Owner's managers and members to approve the transactions contemplated herein and to execute any requisite documents. If despite the best efforts of Petroport the executed Assignment has not been delivered by PB-KBB on or before March 9, 1995, or the transactions contemplated herein have not been authorized by Petroport's and the Petroport Owner's members and managers, this Plan shall be voidable by any of the parties hereto. In that event, no party shall have any liability to any of the other parties.

     Section 2.04. Subdivision or Combination of Shares. (i) In the event that, prior to the Throughput Date, Blue Dolphin shall subdivide or combine the outstanding shares of Blue Dolphin Common Stock, or issue additional shares of Blue Dolphin Common Stock as a dividend or other distribution on the Blue Dolphin Common Stock (an "Adjustment Event"), the number of Shares issuable pursuant to Section 2.01(iv) shall be proportionately increased (in the event of a dividend, distribution, or subdivision) or decreased (in the event of a combination). No adjustment shall be made by reason of the issuance of shares of Blue Dolphin Common Stock or of any securities convertible into shares of Blue Dolphin Common Stock in exchange for cash, property or services, or in any event other than those specifically set forth in this Section.

     (ii) If prior to the Throughput Date Blue Dolphin issues shares of Blue Dolphin Common Stock (or any securities convertible into or exchangeable for Blue Dolphin Common Stock)(the "Securities") in a transaction in which all holders of Blue Dolphin Common Stock are eligible to participate (a "Below Market Issuance"), and the sum of (a)the aggregate amount paid for the Securities plus (b) the aggregate amount to be paid for shares of any Blue Dolphin Common Stock upon any conversion or exchange of the Securities is less than the aggregate fair market value of the Blue Dolphin Common Stock subject to the Below Market Issuance, the number of Shares issuable pursuant to
Section 2.01(iv) shall be increased to account for any dilution as a result of such difference.

     Convertible or exchangeable securities which have lapsed without being exercised will not be considered in the above-described calculations.

     The parties acknowledge that the fair market value of a share of Blue Dolphin Common Stock issued and outstanding prior to the Below Market Issuance may be different from the fair market value of shares that may be issued or issuable pursuant to a Below-Market Issuance.

     If Blue Dolphin gives the Petroport Owner an opportunity to participate in a Below-Market Issuance on the same terms and to the same extent as they would have been entitled to participate if the Shares had been issued at the time of the Below-Market Issuance, the other provisions of this Section 2.04 shall not apply to that transaction.

                                ARTICLE III
                             REVENUE PAYMENTS

     Section 3.01. Definitions. The definitions of certain terms used in this Article III are set forth in Section 3.09. References in this Article III to "BDAC" shall be deemed to refer to BDAC and any other person who is an owner of the Facilities, as appropriate to the context.

     Section 3.02. Revenue Payment Computation. BDAC agrees to pay the Petroport Owner, subject to Section 3.05, an amount of revenue payments ("Revenue Payments") for each Quarter subsequent to the Effective Time of the Merger which equals the percentage (the "Revenue Percentage") of the quarterly Revenues of the Primary Facility set forth below:

Average Daily Throughput for the Quarter      Revenue Percentage
           0 -  500,000 bbl              0
     500,001 -  700,000 bbl              1.0% of all Revenues
     700,001 -  800,000 bbl              1.2% of all Revenues
     800,001 -  900,000 bbl              1.8% of all Revenues
     900,001-  1,000,000 bbl             2.4% of all Revenues
          Over 1,000,000 bbl             3.0% of all Revenues

It is understood and agreed that no Revenue Payments will accrue unless either a sea floor brine pond or a sub-sea salt cavern are utilized by the Primary Facility.

     Section 3.03.  Payment.  Revenue Payments due under Section
3.02 shall accrue as they are earned. Forty-five days following the end of each Quarter, BDAC shall pay in cash to the Petroport Owner the amount of the Accrued Revenue Payments as of the end of such Quarter to the extent of the positive amount of Annual Cash Flow (if any) for that Reporting Year at the end of the Quarter (the limitation of Revenue Payments to Annual Cash Flow is referred to herein as the "Annual Cash Flow Limitation"). To the extent any Revenue Payments remain accrued but unpaid as of the end of a Reporting Year as a result of the Annual Cash Flow Limitation, the obligation of BDAC to pay such Accrued Revenue Payments shall be cancelled and shall not be carried forward to any subsequent period, regardless of whether positive cash flow is thereafter realized from the Primary Facility.

     Section 3.04. Access to Records. Upon the reasonable request of the Petroport Owner, BDAC shall make available to the Petroport Owner and its employees and agents, at the offices of BDAC, such financial records as are necessary for the Petroport Owner to confirm the amounts of Average Daily Throughput and Revenue. Any such review shall be at the expense of the Petroport Owner. Within 120 days of the end of each fiscal year of BDAC which is subsequent to Start-Up, BDAC shall deliver to the Petroport Owner a statement of an independent certified public accounting firm certifying that the Revenue Payments reported to have been owed by BDAC pursuant to this Agreement with respect to such fiscal year have been correctly determined in accordance with this Plan. The Petroport Owner shall keep confidential and not disclose any information disclosed to it pursuant to this Plan, including information disclosed pursuant to this Section 3.04, except as required by law.

     Section 3.05. Offset of Revenue Payments. BDAC shall be entitled from time to time to offset and reduce its obligation to make Revenue Payments by the following amounts: (i) the amount of any Ongoing Payments which (a) have been paid by BDAC, or (b) are payable in the following Quarter, and (ii) 50% of any Upfront Payments which (a) have been paid by BDAC, or (b) are payable in the following Quarter. If: (i) Revenue Payments for a Quarter are reduced to reflect Ongoing Payments or Upfront Payments which are accrued and payable in the following Quarter (the "Future Payments"), and (ii) any of such Future Payments are not paid by the end of the following Quarter (the "Unpaid Future Payments"), the Unpaid Future Payments shall be added to the amount of Revenue Payments which accrues with respect to such following Quarter. If the Unpaid Future Payments are paid in a subsequent Quarter, the amount of such payment shall be taken into account in the manner required pursuant to the first sentence of this Section.

     Section 3.06. Secondary Facilities. Revenue Payments shall accrue with respect to each Secondary Facility in a manner which is identical to the manner in which Revenue Payments are to accrue with respect to the Primary Facility, including the treatment of Third-Party Technology, except (i) for this purpose the Revenue Percentage shall equal 60% of the Revenue Percentage provided for pursuant to Section 3.02 and (ii) the minimum and maximum amount of barrels indicated under the heading "Average Daily Throughput for the Quarter" in Section 3.02 shall be proportionately reduced if the daily throughput design capacity of the Secondary Facility is less than 1,250,000 barrels.
Average Daily Throughput, Quarterly Cash Flow, and all other elements taken into account in computing Revenues and Revenue Payments, will be accounted for and calculated separately for each of the Facilities, so that none of the amounts taken into account in computing Revenues and the amount of any Revenue Payment due in connection with any of the Facilities shall be taken into account in computing Revenues or the amount of any Revenue Payment due in connection with any of the other Facilities.

     Section 3.07. GAAP; Transactions with Affiliates. All computations of Revenues and Revenue Payments shall be made using Generally Accepted Accounting Principles, consistently applied ("GAAP"). All transactions between BDAC and Blue Dolphin or any of its other affiliates in connection with the Facilities shall be on an arm's-length basis, and all charges between any such affiliated parties in connection with the Facilities shall be reasonably similar to those which reasonably could be obtained in dealings between unrelated parties.

     Section 3.08.  Assignability of Revenue Payment Rights.  The
Petroport Owner (and its assigns) may assign ownership interests in the right to receive the Revenue Payments provided that after the consummation of the proposed assignment, or series of proposed assignments, Revenue Payments will continue to be payable to a single recipient on behalf of all owners.

     Section 3.09.  Definitions.

     For purposes of this Plan, the following terms shall have the meaning indicated:


     (i) The term "Accrued Revenue Payments" shall mean the amount of Revenue Payments which as of the end of the Quarter in question are accrued but unpaid with respect to the Reporting Year which includes such Quarter.

          (ii) The term "Annual Cash Flow" shall mean with respect to each Reporting Year, the sum of the Quarterly
     Cash Flows of the Quarters included in that Reporting Year which have been completed as of the date of the determination.

          (iii) The term "Average Daily Throughput" shall mean the result of dividing: (a) the total number of 42 gallon barrels (or 42 gallon barrel equivalents) of Products delivered to, stored in or transported through or from the Primary Facility by (b) the total number of days included within the period for which the determination is being made. For purposes of the foregoing, no barrel of Product shall be counted more than one time unless such barrel completely exits the Primary Facility and then reenters the Primary Facility.

          (iv) The term "Cost Recovery Amount" shall mean the amount of depreciation and amortization determined assuming all capitalized costs relating to the development, construction, improvement or alteration of the Primary Facility (other than Ongoing Payments and Upfront Payments) are recovered on a straight line basis (A) over a 10 year period beginning on the date of Start-Up, with respect to all such costs incurred prior to Start-Up, and (B) over a 15 year period beginning on the date of the incurrance of the costs, with respect to all other costs.

          (v) The term "Primary Facility" shall mean the first offshore terminal and storage facility for Products (and any expansions or additions thereto) built by BDAC, Blue Dolphin, any of their affiliates, their successors or assigns or persons licensed by any of the foregoing to build the Primary Facility, in the Gulf of Mexico or in the territorial waters of the United States which utilizes a sea floor brine pond or sub-sea salt cavern, including any pipelines which connect the same to the mainland.

          (vi) The term "Facilities" shall mean the Primary
     Facility and the Secondary Facilities, collectively.

          (vii) The term "Ongoing Payments" shall mean any amounts paid by BDAC, Blue Dolphin, any of their affiliates, or their successors or assigns, for the right to use any Third Party Technology other than amounts which are Upfront Payments.

          (viii) The term "Products" shall mean crude petroleum, refined petroleum products, and liquified natural gas.

          (ix) The term "Quarter" shall mean a calendar quarter, e.g., the period beginning on January 1st and ending on March 31st.

          (x) The term "Quarterly Cash Flow" shall mean the positive or negative amount which equals the amount of Revenues of a Quarter minus: (a) the direct and indirect operating expenses of the Primary Facility incurred for the Quarter, including allocable overhead costs and taxes but excluding (1) Revenue Payments, (2) all amounts offsetting Revenue Payments pursuant to Section 3.05, (3) depreciation, amortization, and other deductions which are in recovery of capitalized costs as taken into account by BDAC for financial accounting or tax purposes, and (4) all other direct and indirect expenses which (A) do not require cash payments during the Quarter or in the following Quarter, or
     (B) which have been deducted in the computation of Quarterly Cash Flow for a previous Quarter, (b) the Cost Recovery Amount for that Quarter, (c) direct and indirect expenses excluded under (a)(4)(A) above in a previous Quarter which are paid during the Quarter or which are payable in the following Quarter, and (d) interest paid during the Quarter or which is payable in the following Quarter on any debt incurred in connection with the development, construction, improvement, or alteration of the Primary Facility to the extent such interest has not already been included under the first clause of (a) above.

          (xi) The term "Reporting Year" shall mean the period of 12 calendar months beginning on the first day of the calendar Quarter during which Start-Up occurs, and each successive 12 month period thereafter.

          (xii) The term "Revenues" shall mean all fees, tariffs, and other charges paid by customers of the Primary Facility to BDAC for the receiving, storage, handling, and/or transportation of Products at or through the Primary Facility. For purposes of the preceding sentence, "Revenues" shall be reduced by the amount by which "Distribution Costs" exceed 25% of the transportation tariff of the Primary Facility. The term "Distribution Costs" shall mean any amounts payable by BDAC to third parties for the transportation of Products through the pipelines of such third parties downstream of the Primary Facility.
     "Revenues" shall not include any compensation received in connection with the transportation of Products through the Pipeline (as defined in the Participation Agreement).

          (xiii) The term "Start-Up" shall mean the date the Primary Facility is first deemed placed into service for federal income tax purposes.

          (xiv) The term "Secondary Facility" shall mean any offshore terminal and storage facility for Products other than the Primary Facility which is placed in service by BDAC, Blue Dolphin, any of their affiliates, their successors or assigns, or persons licensed by any of the foregoing to build a Secondary Facility, which utilizes a sea floor brine pond or sub-sea salt cavern, including any pipelines which connect the same to the mainland.

          (xv) The term "Third-Party Technology" shall mean any technology, know-how, or expertise utilized in connection with the Primary Facility with respect to which BDAC or its assigns are required to pay any amounts of consideration in exchange therefor which is necessary to make the Primary Facility commercially operational.

          (xvi) The term "Throughput Date" shall mean the last day of the first Quarter subsequent to Start-Up in which the Average Daily Throughput of the Primary Facility equals: (a) 1,000,000 barrels of Product, if the daily throughput design capacity of the Primary Facility is 1,250,000 barrels or more, or (b) 80% of the daily throughput design capacity of the Primary Facility, if the daily throughput design capacity of the Primary Facility is less than 1,250,000 barrels.

          (xvii) The term "Upfront Payments" shall mean any amounts paid to acquire the right to use any Third Party Technology pursuant to a transaction in which BDAC or its assigns is required to pay a single upfront payment with no subsequent ongoing payment obligation to the transferor or provider of the Third-Party Technology.

                                ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PETROPORT
                          AND THE PETROPORT OWNER

     Petroport and the Petroport Owner each jointly and severally represent and warrant to BDAC and Blue Dolphin that, as of the Effective Time of the Merger:

     Section 4.01. Organization, Good Standing, and Power. Petroport and the Petroport Owner are each limited liability companies duly organized, validly existing and in good standing under the laws of the state of Texas and each of them have the requisite limited liability company power and authority to own and operate their respective properties and assets and to carry on their respective businesses as now being conducted.

     Section 4.02. Authorization. Petroport and the Petroport Owner each have all requisite power and authority to execute and deliver this Plan and to perform their respective obligations hereunder. This Plan has been duly and validly executed and delivered by Petroport and the Petroport Owner and has been duly and validly authorized by all requisite action on the part of Petroport and the Petroport Owner. The performance by Petroport and the Petroport Owner of their respective obligations under this Plan will not violate the Articles of Organization or Regulations of Petroport or the Petroport Owner.

     Section 4.03. Binding Obligation; Conflicting Agreements. This Plan is a valid and legally binding obligation of Petroport and the Petroport Owner enforceable against them in accordance with its terms, except as such enforcement is subject to the effect of: (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally, or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery by Petroport and the Petroport Owner of this Plan and the performance by Petroport and the Petroport Owner of their obligations hereunder will not: (i) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Petroport or the Petroport Owner or any of their properties or assets, (ii) violate any note, bond, indenture, mortgage, lease, license, agreement or other instrument or obligation to which Petroport or the Petroport Owner are parties, or by which Petroport or the Petroport Owner or any of their properties or assets are bound, (iii) be in conflict with, result in a breach of or constitute a default under any such note, bond, indenture, mortgage, lease, license, agreement or other agreement, instrument or obligation, and (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind or nature whatsoever upon any of the assets of Petroport. No consent of, approval by, order or authorization of, or registration, declaration or filing by Petroport or the Petroport Owner with any court or any governmental or regulatory agency or authority having jurisdiction over Petroport or the Petroport Owner or any of their properties or assets is required in connection with the consummation by Petroport or the Petroport Owner of the transactions described in this Plan.

     Section 4.04. The Transferred Information. The data and information set forth in the reports (the "Reports") described on
Schedule 4.04 (the "Transferred Information") have been duly and lawfully obtained by Petroport. Petroport has fully paid all third parties who provided services in connection with the production and development of the Transferred Information. The Reports are in the possession of Petroport. The Reports and the Transferred Information are not subject to any mortgages, liens, pledges, charges, claims, options, licenses, restrictions, or encumbrances of any nature whatsoever. To the best knowledge of Petroport and the Petroport Owner, the use by BDAC of the Transferred Information will not infringe upon the rights of any other party. Petroport does not represent that it is the sole owner of the Transferred Information, or that it or BDAC have or shall have the right to exclude any person from using any of the Transferred Information.

     Section 4.05.  The Patented Invention.

          (i) To Petroport and the Petroport Owner's knowledge, the Patent is a valid and subsisting U.S. Patent. Petroport has the right to use the Patent to develop the Primary Facility in the Gulf of Mexico free and clear of any liens, mortgages, pledges, encumbrances, security interests, charges, licenses, royalty interests, or obligations of any kind. As a result of the Merger, BDAC and its assigns will acquire all of the rights of Petroport in the Patent and the Foreign Patents. Petroport and the Petroport Owner specifically disclaim any representations or warranties with respect to the value of the Patent or the Foreign Patents and the rights arising under the Patent and the Foreign Patents.

          (ii) The Assignment is a valid and legally binding obligation of PB-KBB enforceable against it in accordance with its terms.

          (iii) Neither Petroport nor the Petroport Owner are aware of any technology other than the Patented Invention and the Transferred Information which is in existence which is necessary for BDAC to develop the Primary Facility. Except as set forth in the immediately preceding sentence, neither Petroport nor the Petroport Owner make any warranty that the Patented Invention or the Transferred Information constitute all or any particular portion of the technology necessary for the development of the Primary Facility, it being acknowledged that the plans for the Primary Facility are in the early stages of development as of the date of this Plan.

     Section 4.06. Absence of Defaults and Liabilities. Petroport is not obligated for, nor are any of its assets or properties subject to, any liabilities, claims, agreements, or other obligations of any nature whatsoever, whether fixed, contingent, executory, or otherwise, other than legal and accounting fees payable with respect to this transaction. Petroport has never agreed to act as a guarantor or other surety with respect to the obligations of any other party.

     Section 4.07. Contracts and Agreements. Petroport is not a party to any agreement, contract, or commitment with respect to which Petroport has not fully, completely, and adequately performed all of its obligations with respect thereto. Petroport is not a party to any executory contracts. Schedule 4.07 sets forth a complete list, including the title of each amendment (if any), of all existing contracts, commitments, and agreements, including licenses, assignments, or other documents: (i) to which Petroport or the Petroport Owner is a party, or (ii) of which Petroport or the Petroport Owner has knowledge which concerns the use, ownership, or rights inherent in the Patented Invention or the Transferred Information. All obligations of Petroport, whether performable now or in the future, pursuant to that certain letter agreement dated November 17, 1993, between Morgan Stanley & Co., Incorporated and Petroport (the "Morgan Stanley Agreement") have either been performed or terminated. Schedule
4.07 sets forth a complete list, including addresses and telephone numbers, of all consultants, advisors, experts, and other individuals and entities which have been retained or engaged by Petroport at any time to provide services or expertise in connection with the development of the Primary Facility. Each such consultant, advisor, etc. has been paid in full with respect to services performed prior to the date hereof and has no continuing right to perform services for Petroport or to otherwise receive payments from Petroport.

     Section 4.08. Financial Statements. Petroport has furnished BDAC with the balance sheet and income statement for Petroport as of December 31, 1994, which is set forth as Exhibit 4.08 (the "Financial Statements"). The Financial Statements: (i) are materially in accordance and consistent with the books and records of Petroport, and (ii) fairly present the financial condition and the results of operations of Petroport at and for the periods therein specified.

     Section 4.09. Absence of Certain Changes or Events.  Since
December 31, 1994, Petroport has not:

          (i) incurred any obligation or liability (contingent or otherwise) other than legal and accounting fees payable with respect to this transaction;

          (ii) transferred, leased, or otherwise disposed of any of its material assets or properties, except for the distribution of current assets prior to Closing permitted pursuant to Section 6.07;

          (iii) entered into, amended or terminated any agreement, contract or commitment; or

          (iv) suffered any material adverse change in its financial condition, earnings, assets, properties or business.

     Section 4.10. Litigation. There is no claim, action, suit, proceeding, investigation or inquiry before any: (i) arbitration tribunal, (ii) federal, state, municipal, foreign or other court, or (iii) governmental or administrative body or agency, now pending against, relating to or affecting, Petroport, its assets, properties or businesses, nor, to the knowledge of Petroport and the Petroport Owner, is any such claim, action, suit, proceeding, investigation or inquiry threatened.

     Section 4.11. The Trade Name and Logo. To the knowledge of Petroport and the Petroport Owner, the use by BDAC subsequent to the Merger of the name "Petroport" (the "Trade Name") and the logo set forth on Exhibit 4.11 (the "Logo") will not infringe on the rights of any other person. Petroport advises Blue Dolphin that there is a New York corporation named "Petroport Corporation." Petroport makes no warranties or representations of any kind regarding the Trade Name and Logo other than those expressly made herein. Specifically, and without limiting the foregoing, Petroport does not represent that it is the sole owner of the Trade Name or Logo, or that it has any right to exclude any person from using the Trade Name or Logo. This limitation of warranty is necessary because Petroport does not own any registered trademark or other registration rights relating to the Trade Name or Logo.

     Section 4.12.  Petroport Members.  The members of the
Petroport Owner (the "Petroport Members"), and their relative ownership percentages in the Petroport Owner, are set forth on
Schedule 4.12.

     Section 4.13. Compliance with Laws. Petroport has materially complied with and is not in violation in any material respect of, any applicable federal, state, or local statutes, laws, or regulations (including, without limitation, any environmental law, ordinance, or regulation) affecting it or its properties or operations. Petroport has provided to BDAC copies of all written communications received by it from any federal or state agency or authority concerning the Patented Invention, the Transferred Information, or the Primary Facility.

     Section 4.14. Projections. The projections of financial results previously prepared by Petroport and provided to BDAC in connection with the negotiation of this Plan (the "Projections") have been prepared by Petroport based on all information known to Petroport, using assumptions and methods which Petroport in good faith deems reasonable. BDAC acknowledges that it has been given an opportunity to conduct its own due diligence review of the Projections and the assumptions and methods employed therein. Except for the representations and warranties set forth in the first sentence of this Section, Petroport hereby disclaims all warranties of any kind regarding the Projections.

     Section 4.15. Brokers and Finders. Neither Petroport nor the Petroport Owner have retained any broker or finder in connection with the transactions contemplated hereby and neither Petroport nor the Petroport Owner have taken any action in connection with this transaction which would entitle any person to receive a brokerage commission, finder's fee or other like payment from BDAC or Petroport.

     Section 4.16. Tax Matters. All federal, foreign, state, county, or local tax returns or reports which are required to be filed by or on behalf of Petroport on or prior to the date hereof have been duly filed and all taxes, interest, penalties, assessments, or deficiencies shown to be due on such tax returns or reports or claimed to be due by any taxing authority, notice of which claim has been received by any of the Petroport Owner or Petroport have been paid in full as of the date hereof and such returns and reports are true and correct in all material respects. There are no pending examinations by the Internal Revenue Service or by any foreign, state, county, or local tax authority regarding the tax liability of Petroport. The Petroport Owner shall cause to be prepared, at its expense, any tax returns due with respect to Petroport for any period prior to the Effective Time of the Merger.

     Section 4.17. Employees. Petroport is not now and has never been a party to any written or oral contract, arrangement, or understanding regarding the employment of any person by Petroport. In the past, Petroport has employed certain consultants as independent contractors. All such consultants have been paid in full, and the work product they have provided to Petroport has been delivered to BDAC.

                                 ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF BDAC AND BLUE DOLPHIN

     BDAC and Blue Dolphin hereby jointly and severally represent and warrant to Petroport and the Petroport Owner that:

     Section 5.01. Organization, Good Standing and Power. BDAC and Blue Dolphin are each corporations duly organized, validly existing and in good standing under the laws of the state of Delaware and each of them have the requisite corporate power and authority to own, operate and lease their respective properties and assets and to carry on their respective businesses as now being conducted.

     Section 5.02. Authorization. BDAC and Blue Dolphin each have all corporate power and authority to execute and deliver this Plan and to perform their respective obligations hereunder. This Plan has been duly and validly executed and delivered by BDAC and Blue Dolphin and has been duly and validly authorized by all requisite corporate action on the part of BDAC and Blue Dolphin. The performance by BDAC and Blue Dolphin of their obligations under this Plan will not violate the Certificate of Incorporation or Bylaws of BDAC or Blue Dolphin.

     Section 5.03. Binding Obligation; Conflicting Agreements. This Plan is a valid and legally binding obligation of BDAC and Blue Dolphin, enforceable against them in accordance with its terms, except as such enforcement is subject to the effect of:
(i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery by BDAC and Blue Dolphin of this Plan and the performance by BDAC and Blue Dolphin of their obligations hereunder will not: (i) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BDAC or Blue Dolphin or any of their properties or assets, (ii) violate any note, bond, indenture, mortgage, lease, license, agreement or other instrument or obligation to which BDAC or Blue Dolphin are parties, or by which BDAC or Blue Dolphin or any of the properties or assets of BDAC or Blue Dolphin are bound, (iii) be in conflict with, result in a material breach of or constitute a default under any such note, bond, indenture, mortgage, lease, license, agreement or other instrument or obligation to which BDAC or Blue Dolphin are parties, or by which BDAC or Blue Dolphin or any of the properties or assets of BDAC or Blue Dolphin is bound, or (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind or nature whatsoever upon any of the properties or assets of BDAC or Blue Dolphin. No consent of, approval by, or filing with, any court or governmental agency or authority having jurisdiction over BDAC or Blue Dolphin or any of their properties or assets or any other person is required in connection with the consummation by BDAC or Blue Dolphin of the transactions contemplated by this Plan which have not been obtained prior to the date hereof.

     Section 5.04. Capitalization. The authorized capital stock of Blue Dolphin consists of 100,000,000 shares of Blue Dolphin Common Stock, and 25,000,000 shares of Preferred Stock, $0.10 par value per share. At the close of business on January 31, 1995, the issued and outstanding capital stock of Blue Dolphin consists of 34,379,116 shares of the Blue Dolphin Common Stock and 14,560,475 shares of Cumulative Convertible Preferred Stock, Series A, $0.10 par value per share, of Blue Dolphin. All of the outstanding shares of Blue Dolphin stock have been validly issued and are fully paid and non-assessable. As of the date hereof, there are issued and outstanding (i) warrants to acquire 16,836,199 shares of the Blue Dolphin Common Stock, and (ii) options to acquire 2,128,334 shares of the Blue Dolphin Common Stock which are held by the employees and directors of Blue Dolphin and its affiliates. Copies of all documents governing the rights to such warrants and options and any rights any persons have to cause Blue Dolphin to register Blue Dolphin Common Stock have been provided to Petroport.

     Section 5.05. SEC Reports; Other Information. Blue Dolphin has filed in a timely manner all reports required to be filed by it pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934. Blue Dolphin has delivered to Petroport true and correct copies of Blue Dolphin's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1994, and Blue Dolphin's Annual Report on Form 10-K for the year ended December 31, 1993. Blue Dolphin shall furnish to Petroport copies of any exhibit required to have been filed with the Commission as part of any Form 10-K or 10-Q Report of Blue Dolphin upon written request by Petroport.

                                ARTICLE VI
                           ADDITIONAL AGREEMENTS

     Section 6.01. Other Agreements. At the Effective Time of the Merger, the Petroport Owner shall execute and shall cause each of the Petroport Members and Harold H. Hammer to execute:
(i) a noncompetition and confidentiality agreement which is substantially identical in form and content to Exhibit 6.01(i)(a) (the "Noncompetition and Confidentiality Agreement"), and (ii) an indemnification agreement which is substantially identical in form and content to Exhibit 6.01(i)(b) (the "Indemnification Agreement").

     Section 6.02. Phase II Funding. BDAC agrees to use its best efforts to obtain debt and/or equity financing in the amount required to fund the payment of the costs which are anticipated to be incurred in obtaining the permits which are requisite for the construction, fabrication, and/or operation of the Primary Facility (the "Phase II Funding"), up to a maximum amount of funding of $12,000,000, provided, that if the Board of Directors of BDAC determines at any time for any reason whatsoever not to pursue the development of the Primary Facility (a "Termination Determination"), the obligations of BDAC under this Section 6.02 shall terminate. Neither Blue Dolphin nor BDAC have made any express or implied covenant to exploit the Patented Invention or to develop any of the Facilities. Petroport and the Petroport Owner acknowledge that notwithstanding anything to the contrary set forth in this Agreement: (i) a Termination Determination may be made at any time for any reason, in the sole and absolute discretion of BDAC and its Board of Directors, and (ii) neither Petroport, the Petroport Owner, nor any of their members shall have any recourse whatsoever against BDAC, Blue Dolphin, or their respective directors or officers with respect to: (a) the fact that a Termination Determination has been made, or (b) the timing of, or reasons for, a Termination Determination. If BDAC makes a Termination Determination, BDAC will give the Petroport Owner prompt notice that such Termination Determination has been made. If a Termination Determination is made, BDAC and Blue Dolphin will continue to have all of their obligations under and in connection with the transactions contemplated in this Plan if a Primary or Secondary Facility is subsequently constructed.

     Section 6.03. Opinions of Counsel. Petroport shall cause to be delivered to BDAC and Blue Dolphin at the Effective Time of the Merger, (i) the written opinion of Matthews & Branscomb, counsel for Petroport, in form and substance satisfactory to BDAC and Blue Dolphin, to the effect set forth in Exhibit 6.03(i), and
(ii) the written opinion of counsel reasonably satisfactory to BDAC to the effect set forth in Exhibit 6.03(i) with respect to PB-KBB and the Assignment. BDAC and Blue Dolphin shall cause to be delivered to Petroport and the Petroport Owner at the Effective Time of the Merger the written opinion of Cokinos, Bosien & Young, counsel for BDAC and Blue Dolphin, in form and substance satisfactory to Petroport, to the effect set forth in
Exhibit 6.03(ii).

     Section 6.04. Tax Matters. The parties hereto acknowledge that, solely for federal income tax purposes, the Merger will be characterized as the acquisition of the assets of Petroport by BDAC, followed by the liquidation of Petroport and the distribution of the Merger Consideration to the Petroport Owner (an "Asset Acquisition/Liquidation"). The parties hereto agree to characterize the Merger as an Asset Acquisition/Liquidation on all tax returns filed by them and to act in all matters relating to federal tax reporting in a manner which is consistent with the characterization of the Merger as an Asset Acquisition/Liquidation. For all other purposes the parties agree that the transaction is a merger under all applicable laws.

     Section 6.05. Blue Dolphin Shares. The Petroport Owner understands and agrees that: (i) the issuance of the Shares pursuant to this Plan is intended to be exempt from registration under the Securities Act of 1933 (the "1933 Act") by virtue of
Section 4(2) of the 1933 Act and the provisions of Regulation D ("Regulation D") promulgated thereunder by the Securities and Exchange Commission (the "Commission"), (ii) the issuance of the Shares may be reported to the Commission pursuant to the requirements of Regulation D and to certain state securities commissions, and (iii) the transfer by the Petroport Owner of the Shares will be restricted pursuant to the terms of this Plan and applicable securities laws. The Petroport Owner acknowledges that it and the Petroport Members have been given the opportunity to ask questions and receive answers regarding the business of Blue Dolphin and BDAC. The Petroport Owner agrees that it and the Petroport Members have the duty to conduct a due diligence review of the business and operations of Blue Dolphin, and each of them have conducted such review to their satisfaction prior to the date of its execution of this Plan. The Petroport Owner and each Petroport Member are "accredited investors" for purposes of Rule 501(a) of Regulation D. Petroport confirms that: (i) each of the representations and warranties set forth in the investment letter which is attached as Exhibit 6.05 (the "Investment Letter") are true and correct with respect to the Petroport Owner and the Petroport Members as of the date hereof, and (ii) it must deliver an executed Investment Letter to Blue Dolphin subsequent to the Throughput Date before Blue Dolphin will be required to issue the Shares. The Investment Letter shall also include such additional representations and warranties as counsel to Blue Dolphin shall reasonably determine to be necessary to cause the issuance of the Shares to comply with applicable securities laws, as amended from time to time.

     Section 6.06. Liability of Blue Dolphin. The Petroport Owner and the Petroport Members shall have no recourse against Blue Dolphin with respect to, and Blue Dolphin shall have no liability for, any of the agreements or obligations of BDAC pursuant to this Plan, including the agreements and obligations set forth in Sections 2.01(i), (ii) and (vi). Nothing in this
Section 6.06 shall relieve Blue Dolphin from any liability it otherwise has to the Petroport Owner and the Petroport Members, their heirs, successors and assigns. In addition, nothing in this Section 6.06, shall limit or relieve Blue Dolphin from any liability to Petroport or the Petroport Owner for tortious acts on the part of Blue Dolphin which contribute to BDAC's failure to perform any of its agreements and obligations pursuant to this Plan, subject to the limitations of Section 6.02.

     Section 6.07. Legal and Accounting Fees; Permitted Distribution. BDAC acknowledges that it has been advised that Petroport has incurred certain legal and accounting fees in connection with the negotiation, preparation, and consummation of this Plan. The Petroport Owner and Petroport agree to cause such fees to be paid in full prior to the Effective Time of the Merger. Any cash or other funds of Petroport remaining after the payment of such legal and accounting fees may be distributed to the Petroport Owner on or prior to the Effective Time of the Merger. To the extent such fees exceed the cash and other funds of Petroport, the Petroport Owner shall be responsible for the payment of such fees.

     Section 6.08. Limitations on Distributions and Sales. The Petroport Owner agrees to retain complete unencumbered ownership of, and thus agrees not to distribute, sell, pledge, transfer, or assign, 4,500,000 of the Shares (the "Retained Shares") throughout the period beginning on the Throughput Date and ending on the Distribution Date (as hereinafter defined). BDAC and Blue Dolphin shall have recourse against the Retained Shares for all claims which accrue against the Petroport Owner and the Petroport Members pursuant to the terms of the Indemnification Agreement. The term "Distribution Date" shall mean the date which is two years subsequent to Start-Up, unless there is a lawsuit which involves claims by BDAC or Blue Dolphin against the Petroport Owner or the Petroport Members pursuant to the Indemnification Agreement which is pending as of such date, in which case the Distribution Date shall be the date upon which such litigation has been resolved (including any available appeals remedy) and the Retained Shares have been applied against the liabilities of the Petroport Owner and the Petroport Members to BDAC and Blue Dolphin. The Petroport Owner agrees that the certificates representing the Retained Shares shall bear a legend which places potential transferees of the Retained Shares on notice of the restrictions of this Section in compliance with the Delaware Law.

     Section 6.09. Information Regarding the Facilities. BDAC shall keep the Petroport Owner reasonably informed regarding the development of the Facilities, including: (i) the status of the permitting process for the Facilities, and (ii) the progress of the construction of the Facilities. BDAC shall provide such information to the Petroport Owner pursuant to this Section at such times as it, in its sole discretion, deems appropriate, provided, however, that the information required pursuant to this Section shall be provided no less often than semi-annually.

                                ARTICLE VII
                            CONDUCT OF BUSINESS

     Petroport agrees that during the period from the date of this Plan to the Effective Time of the Merger, except as expressly contemplated by this Plan or to the extent that BDAC may otherwise consent in writing, Petroport shall operate its business in, and only in, the usual, regular and ordinary course of business in substantially the same manner as operated on the date of this Plan. Without limiting the generality of the foregoing, Petroport agrees that during the period from the date of this Plan to the Effective Time of the Merger, Petroport will not:

          (i)  amend its Articles of Organization or Regulations;

          (ii) merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire any corporation, partnership, association or other business organization or division thereof;

          (iii) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets;

          (iv) make any distributions to Petroport or the Petroport Owner except as permitted pursuant to Section
     6.07;

          (v) solicit or encourage (including by way of furnishing information) any inquiries or proposals for the acquisition of any equity ownership interest in Petroport or all or any part of its assets; or

          (vi) destroy, erase, or modify any data which is in its possession on the date hereof relating to the development of any of the Facilities, the Patented Invention, or the Transferred Information, whether stored on paper or magnetic media, including but not limited to any records, reports, work papers, files, computer diskettes, computer hard drives, or computer tapes (collectively, the "Data").

                               ARTICLE VIII
                               MISCELLANEOUS

     Section 8.01. Arbitration. Any dispute between the Petroport Owner and BDAC or their assigns regarding the amount of Revenue Payments payable (a "Dispute") shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Notice of demand for arbitration shall be filed in writing with the other parties to this Plan and with the American Arbitration Association (the "AAA"). A demand for arbitration shall be made within a reasonable time after the Dispute has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such Dispute would be barred by the applicable statute of limitations. No arbitration arising out of or relating to this Plan shall include, by consolidation or joinder or in any other manner, parties and persons other than the parties hereto substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration, unless such other parties agree to participate in the arbitration. In the event other parties or persons are involved in a common question of fact or law who have not agreed or do not agree to participate in the arbitration, any and all Disputes shall nonetheless and without exception be settled by arbitration, and any issues remaining following such arbitration shall be resolved in any other lawful manner.

     Each party hereto shall have the right to be represented by an attorney at any arbitration proceeding or hearing, and any waiver thereof prior to the proceeding or hearing shall be ineffective. This agreement to submit to arbitration shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

     The award rendered by the arbitrators shall be final, such judgment shall be entered upon it in accordance with applicable law in a court having jurisdiction thereof, and any such award and judgment shall be subject to appeal according to the same procedures and on the same legal basis as a final judgment of the trial court in which said judgment is entered. The parties hereto agree to expedite and cooperate in obtaining the entry of such judgment with respect to such award.

     The arbitration proceedings shall be conducted by three disinterested, neutral arbitrators who shall be appointed from a panel in accordance with Section 13 of the Commercial Arbitration Rules (Revised Rules and Fees of Cases Filed on or After May 1,
1992) of the AAA (the "Commercial Arbitration Rules"); provided, however, that if three disinterested, neutral arbitrators cannot be selected and appointed by the parties to the dispute from the first list of names submitted by the AAA, then the AAA shall submit to each party to the dispute a second list of names of persons chosen from the panel, and if three such arbitrators cannot be appointed for any reason from such second list, then the AAA shall then be deemed authorized and directed to and shall select and appoint, on behalf of all parties to the dispute, three disinterested, neutral arbitrators (but in no event shall the AAA appoint arbitrators whose names have previously been rejected by the parties to the Dispute). All persons submitted as prospective arbitrators by the AAA shall be persons having substantial knowledge of the substantive commercial laws of the state of Texas and the general issues in question for arbitration.

     The three arbitrators shall conduct the arbitration proceedings as provided hereinabove and in the Commercial Arbitration Rules. The arbitrators rendering the judgment or award shall deliver a brief written opinion explaining such judgment or award and the legal and factual reasons therefor.

     Section 8.02. Amendment. This Plan may only be amended with the agreement of all of the parties hereto.

     Section 8.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if: (i) delivered personally, (ii) sent by registered or certified mail (return receipt requested), postage paid, to the parties to this Plan at the following addresses, or
(iii) telefaxed to the number indicated below:

          If to BDAC               Eleven Greenway Plaza
          or Blue Dolphin:         Suite 1606
                                   Houston, Texas 77046
                                   Attn:  Michael J. Jacobson
                                   Telefax: (713) 621-4687

               with a copy to:     Cokinos, Bosien & Young
                                   2919 Allen Parkway
                                   Suite 1500
                                   Houston, Texas 77019
                                   Attn:  Casey W. Doherty
                                   Telefax: (713) 535-5533

          If to Petroport:         615 North Upper Broadway
                                   Suite 2020
                                   Corpus Christi, Texas 78477
                                   Attn:  Edwin Singer
                                   Telefax: (512) 883-6755

               and to:             802 N. Carancahua
                                   Suite 1840
                                   Corpus Christi, Texas 78470
                                   Attn:  Harris Kaffie
                                   Telefax (512) 882-3604

               with a copy to:     Matthews & Branscomb, P.C.
                                   802 N. Carancahua
                                   Suite 1900
                                   Corpus Christi, TX 78470-0700
                                   Attn:  Mark J. Hulings
                                   Telefax: (512) 888-8504

The addresses and telefax numbers set forth above may be changed by a notice given to the other parties hereto which complies with this Section.

     Section 8.04. Entire Agreement. This Plan (including the documents and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral.

     Section 8.05. Binding Effects; Benefits. This Plan shall be binding upon and inure to the benefit of the parties to this Plan and their respective successors and permitted assigns. Nothing expressed or implied in this Plan is intended to or shall be construed to give any person other than the parties to this Plan or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect to this Plan, it being the intention of the parties to this Plan that this Plan shall be for the sole and exclusive benefit of such parties or such successors or permitted assigns and for the benefit of no other person.

     Section 8.06.  Assignment.

     (i) Subject to the remainder of this Section, neither this Plan nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party to this Plan without the prior written consent of the other parties hereto. If the Petroport Owner grants its written consent, which consent shall not be unreasonably withheld, BDAC shall be permitted to license and/or assign its rights under, in or to:
(a) this Plan, (b) the Patented Invention or (c) any of the Facilities, to any other party pursuant to such terms and conditions deemed appropriate by BDAC, provided, however, that BDAC may only effect such a license or assignment if the terms of such license or assignment require the licensee or assignee to be bound by the obligations of BDAC pursuant to this Plan. Notwithstanding any such license or assignment, BDAC shall continue to be primarily liable under this Plan and Blue Dolphin shall continue to have its obligations hereunder as well. Except as provided herein, BDAC may not sell, assign, or otherwise dispose of any interest in, any of its rights under this Plan without the prior written consent of the Petroport Owner, which consent, as provided above, is not to be unreasonably withheld.

                (ii) In case of any capital reorganization or reclassification of the Blue Dolphin Common Stock not covered by
Section 2.04, or the consolidation or merger of Blue Dolphin with or into any other entity, or any distribution by Blue Dolphin to its shareholders (a) arising out of any disposition by Blue Dolphin, BDAC or any of their affiliates of all or any part of the Patent, the Foreign Patents, the Patented Invention or any of the Facilities or (b) of all or substantially all of the assets of Blue Dolphin (a "Major Corporate Transaction"), then if the Petroport Owner becomes entitled to receive the Shares subsequent to the Major Corporate Transaction, the Petroport Owner shall receive, when it is entitled to receive the Shares, its proportionate share of all stock, securities, or other property issued, paid, or delivered for or in respect of the Blue Dolphin Common Stock ("Shares Equivalent Consideration"), as if the Shares had been issued immediately prior to the Major Corporate Transaction. Blue Dolphin shall arrange for the Shares Equivalent Consideration to be held and invested in accordance with prudent investment practices by a major bank in Houston, Texas, until disbursed, together with all earnings thereon, to the Petroport Owner pursuant to this Plan, provided, however, Blue Dolphin's obligations under this sentence shall terminate on the Initial Date (as such term is defined in the License Agreement between BDAC and the Petroport Owner).

     (iii) For purposes of Section 2.04(ii)(a) above, a disposition does not include a license in which the consideration paid by the licensee is paid substantially proportionately over the term of the license and upon the termination of the license the licensee's rights in the licensed asset become vested in the licensor.

     Section 8.07. Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the state of Texas applicable to contracts made and to be performed within that state. Venue for any action brought hereunder, or connected in any respect to the transactions contemplated hereunder, shall lay in Harris County, Texas.

     Section 8.08. Article and Section Headings. The article, section and other headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

     Section 8.09. Counterparts. This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

     Section 8.10. Legal and Other Costs. If any legal action or other proceeding is brought for the enforcement of this Plan, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Plan, the prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in such action or proceeding, in addition to other relief to which it may be entitled.

     Section 8.11. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Petroport, the Petroport Owner, Blue Dolphin, and BDAC contained herein shall survive the closing of the Merger and any investigation by the parties hereto. Notwithstanding the foregoing, any claim for a breach of the representations and warranties contained in Articles IV and V can only be preserved by the filing of a lawsuit in a court of competent jurisdiction on or before two years from the date of this Plan, except with respect a claim which is based in whole or in part on an alleged breach of the representations and warranties contained in Sections 4.05, 4.06, 4.07, 4.11, 4.13, and 4.16, which may be brought at any time prior to the date which is two years after Start-Up.

     Section 8.12. Severability. Any provision of this Plan which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Plan, and to the extent permitted by law, any determination of invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 8.13. Sections and Exhibits. Except to the extent the context specifically indicates otherwise, all references to sections refer to Sections of this Plan, and all references to exhibits refer to Exhibits attached hereto, each of which is made a part hereof for all purposes.

     IN WITNESS WHEREOF, the parties to this Plan have caused this Plan to be duly executed as of the date first written above.

                              BLUE DOLPHIN ENERGY COMPANY,
                              a Delaware corporation


                              By:
                                 Michael J. Jacobson, President


                              BLUE DOLPHIN ACQUISITION COMPANY,
                              a Delaware corporation


                              By:
                                 Michael J. Jacobson, President


                              PETROPORT, L.C.,
                              a Texas limited liability company


                              By:
                                 Edwin Singer, Manager


                              IPB HOLDINGS, L.C.
                              a Texas limited liability company


                              By:
                                 Edwin Singer, Manager




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